Exhibit (n)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 24, 2021, relating to the financial statements and financial highlights of XAI Octagon Floating Rate & Alternative Income Term Trust for the year ended September 30, 2021, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Cleveland, Ohio
January 21, 2022